Exhibit 99.1

For Immediate Release

Contacts:
Inspire Pharmaceuticals, Inc.	EURO RSCG Life NRP
Gregory Mossinghoff	Emily Poe (212) 845-4266
President
(919) 941-9777 Extension 236

INSPIRE PHARMACEUTICALS PRICES PUBLIC OFFERING OF

COMMON STOCK

DURHAM, NC – July 27, 2004 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the pricing of its previously announced follow-on offering of 6,000,000 shares of common stock at a price to the public of $12.00 per share. Inspire has granted the underwriters an option to purchase up to an additional 900,000 shares to cover over-allotments, if any. All of the shares in the offering are being offered by Inspire.

Morgan Stanley is acting as sole book-running manager of the offering with Deutsche Bank Securities acting as co-lead manager. SG Cowen & Co., LLC and Piper Jaffray & Co. are acting as co-managers.

Copies of the final prospectuses relating to the offering may be obtained by contacting Morgan Stanley’s prospectus department at 1585 Broadway, New York, NY 10036-8200.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products in disease areas with significant commercial markets and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptor technology with a current focus on P2Y2 and P2Y12 receptors that show therapeutic promise. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc. In addition to its partnership with Allergan, Inspire has development and commercialization alliances with Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd., and has a collaboration with Cystic Fibrosis Foundation Therapeutics, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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Editor’s Note: This release is also available at:

http://www.nrp-euro.com